Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Second Quarter Operating Results

San Francisco, July 29, 2010 - The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2010 was $29 million, compared with net income of $303 million for the second quarter of 2009. The decrease primarily reflected a decline in net interest income; an increase in net losses associated with derivatives, hedged items, and financial instruments carried at fair value; and an increase in other-than-temporary impairment (OTTI) charges on some of the private-label residential mortgage-backed securities (PLRMBS) in the Bank's held-to-maturity securities portfolio.

Net interest income for the second quarter of 2010 was $363 million, compared with net interest income of $484 million for the second quarter of 2009. Several factors contributed to the decline in net interest income. Net interest income on economically hedged assets and liabilities, which is generally offset by net interest expense on derivative instruments used in economic hedges (reflected in other income), was lower in the second quarter of 2010 relative to the year-earlier period. In addition, the net interest spread on advances was lower in the second quarter of 2010, as favorably priced short-term debt issued in the fourth quarter of 2008 matured by yearend 2009, and the volume of advances was lower. The effect of these factors on net interest income was partially offset by an increase in advance prepayment fees and higher net interest spreads on the mortgage portfolio and other investments.

Members and nonmember borrowers prepaid $8.2 billion of advances in the second quarter of 2010, increasing interest income by net prepayment fees of $28 million in the second quarter of 2010. In the second quarter of 2009, members and nonmember borrowers prepaid $11.4 billion of advances, increasing interest income by $18 million in net prepayment fees. The increased net prepayment fees in the second quarter of 2010 were primarily due to a significant decline in the interest rate environment and to longer remaining terms for several large advances that were prepaid during the period.

Other income for the second quarter of 2010 was a net loss of $285 million, compared to a net loss of $39 million for the second quarter of 2009. The net loss associated with derivatives, hedged items, and financial instruments carried at fair value totaled $102 million for the second quarter of 2010, compared to a net gain of $186 million for the second quarter of 2009. In addition, the losses in other income for the second quarter of 2010 reflected a credit-related OTTI charge of $142 million on certain PLRMBS, compared to a credit-related OTTI charge of $88 million for the second quarter of 2009. Net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $43 million in the second quarter of 2010, compared to $140 million in the second quarter of 2009.

The credit-related OTTI charges of $142 million for the second quarter of 2010 reflect the impact of additional projected credit losses on loan collateral underlying certain of the Bank's PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions, observed and anticipated borrower behavior, and updated information on the loans supporting the Bank's PLRMBS. This process includes updating key aspects of the Bank's loss projection models. For the second quarter of 2010, the update reflected the ongoing pressure on housing prices from persistently high inventories of unsold properties and the impacts on anticipated borrower behavior of continued high unemployment and the increased likelihood of default by borrowers with mortgage loan balances that exceed the value of their homes. As a result, the Bank recorded additional credit losses on PLRMBS backed by Alt-A and prime collateral, with the greatest impact on PLRMBS backed by Alt-A collateral.

The non-credit-related OTTI charges on the affected PLRMBS recorded in other comprehensive income were $48 million for the second quarter of 2010 and $1.2 billion for the second quarter of 2009. For each security, the amount of the non-credit-related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The $102 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for the second quarter of 2010 reflected a significant decrease relative to the $186 million net gain for the second quarter of 2009. This decrease was primarily driven by larger reversals of prior period gains and by changes in interest rates and swaption volatilities. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of June 30, 2010, the Bank had a cumulative net gain of $79 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first six months of 2010, total assets decreased $34.7 billion, or 18%, to $158.2 billion from $192.9 billion at December 31, 2009. Total advances declined $37.9 billion, or 28%, to $95.7 billion at June 30, 2010, from $133.6 billion at December 31, 2009. The continued decline in member advance demand reflected general economic conditions and conditions in the mortgage and credit markets. Member liquidity remained high and lending activity remained low.

Today, the Bank's Board of Directors declared a cash dividend for the second quarter of 2010 at an annualized dividend rate of 0.44%. The Bank will pay the dividend in cash rather than stock form to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank's excess capital stock exceeds 1% of its total assets. As of June 30, 2010, the Bank's excess capital stock totaled $7.7 billion, or 4.84% of total assets. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $14.5 million, on or about August 12, 2010.

As of June 30, 2010, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 9.05%, exceeding the 4.00% requirement. The Bank had $14.3 billion in regulatory capital, exceeding its risk-based capital requirement of $5.5 billion.

In light of the Bank's strengthened regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on August 13, 2010. The amount of excess capital stock to be repurchased from any shareholder will be based on the shareholder's pro rata ownership share of total capital stock outstanding as of the repurchase date, up to the amount of the shareholder's excess capital stock.

The Bank will continue to monitor the condition of the Bank's PLRMBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2010	Dec. 31, 2009	Percent Change
Total Assets	$158,198	$192,862	(18)%
Advances	95,747	133,559	(28)
Mortgage Loans Held for Portfolio, Net	2,788	3,037	(8)
Investments[1]	51,139	47,006	9
Consolidated Obligations:
Bonds	129,524	162,053	(20)
Discount Notes	15,788	18,246	(13)
Mandatorily Redeemable Capital Stock	4,690	4,843	(3)
Capital Stock - Class B - Putable	8,280	8,575	(3)
Retained Earnings	1,350	1,239	9
Accumulated Other Comprehensive Loss	(3,332)	(3,584)	(7)
Total Capital	6,298	6,230	1

	Three Months Ended			Six Months Ended
Operating Results	June 30, 2010	June 30, 2009	Percent Change	June 30, 2010	June 30, 2009	Percent Change
Net Interest Income	$363	$484	(25)%	$720	$918	(22)%
Provision for Credit Losses
on Mortgage Loans	2	1	100	2	1	100
Other Loss	(285)	(39)	631	(480)	(275)	75
Other Expense	35	31	13	71	62	15
Assessments	12	110	(89)	45	154	(71)
Net Income	$29	$303	(90)%	$122	$426	(71)%

Other Data
Net Interest Margin[2,3]	0.87%	0.76%	14%	0.82%	0.67%	22%
Operating Expenses as a
Percent of Average Assets	0.07	0.04	75	0.07	0.04	75
Return on Average Assets	0.07	0.47	(85)	0.14	0.31	(55)
Return on Average Equity	1.87	12.49	(85)	3.90	8.68	(55)
Annualized Dividend Rate[4]	0.44	0.84	(48)	0.35	0.42	(17)
Dividend Payout Ratio[4,5]	31.25	7.08	341	12.04	5.04	139
Regulatory Capital Ratio[6]	9.05	6.11	48	9.05	6.11	48
Average Equity to
Average Assets Ratio	3.76	3.77	-	3.58	3.54	1
Duration Gap (in months)[7]	6	2	200	6	2	200

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks (FHLBanks).
2     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
3     For the purpose of calculating the net interest margin, on a retroactive basis, the Bank included in interest-earning assets fair value adjustments resulting from hedging relationships and fair value option adjustments that had been included in other assets prior to the first quarter of 2010. The Bank made this change to achieve consistency among all the FHLBanks in reporting interest-earning assets. This change did not materially affect average interest-earning assets and had no effect on reported assets, net interest income, or net income. Prior to this change, the net interest margin for the three and six months ended June 30, 2009, was reported as 0.77% and 0.68%, respectively.
4     On July 29, 2010, the Bank's Board of Directors declared a cash dividend for the second quarter of 2010 at an annualized dividend rate of 0.44%. The Bank will record and pay the second quarter dividend during the third quarter of 2010. On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank recorded and paid the second quarter dividend during the third quarter of 2009.
5     This ratio is calculated as dividends per share divided by net income per share.
6     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of June 30, 2010, was $14,320 million.
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)
	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009
Selected Balance Sheet Items at Period End
Total Assets	$158,198	$173,851	$192,862	$211,212	$238,924
Advances	95,747	112,139	133,559	154,962	174,732
Mortgage Loans Held for Portfolio,
Net	2,788	2,909	3,037	3,172	3,357
Investments[1]	51,139	54,383	47,006	45,943	58,933
Consolidated Obligations:
Bonds	129,524	136,588	162,053	154,869	176,200
Discount Notes	15,788	24,764	18,246	43,901	49,009
Mandatorily Redeemable
Capital Stock	4,690	4,858	4,843	3,159	3,165
Capital Stock - Class B - Putable	8,280	8,561	8,575	10,244	10,253
Retained Earnings	1,350	1,326	1,239	1,065	1,172
Accumulated Other
Comprehensive Loss	(3,332)	(3,501)	(3,584)	(3,601)	(2,717)
Total Capital	6,298	6,386	6,230	7,708	8,708

Quarterly Operating Results
Net Interest Income	$363	$357	$406	$458	$484
Provision for Credit Losses
on Mortgage Loans	2	-	-	-	1
Other Loss	(285)	(195)	(130)	(543)	(39)
Other Expense	35	36	39	31	31
Assessments	12	33	63	(31)	110
Net Income/(Loss)	$29	$93	$174	$(85)	$303

Other Data
Net Interest Margin[2,3]	0.87%	0.78%	0.79%	0.80%	0.76%
Operating Expenses as a
Percent of Average Assets	0.07	0.06	0.06	0.05	0.04
Return on Average Assets	0.07	0.20	0.34	(0.15)	0.47
Return on Average Equity	1.87	5.96	10.30	(3.84)	12.49
Annualized Dividend Rate[4]	0.44	0.26	0.27	-	0.84
Dividend Payout Ratio[4,5]	31.25	5.92	3.57	-	7.08
Regulatory Capital Ratio[6]	9.05	8.48	7.60	6.85	6.11
Average Equity to
Average Assets Ratio	3.76	3.41	3.29	3.88	3.77
Duration Gap (in months)[7]	6	4	4	4	2

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other FHLBanks.
2     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
3     For the purpose of calculating the net interest margin, on a retroactive basis, the Bank included in interest-earning assets fair value adjustments resulting from hedging relationships and fair value option adjustments that had been included in other assets prior to the first quarter of 2010. The Bank made this change to achieve consistency among all the FHLBanks in reporting interest-earning assets. This change did not materially affect average interest-earning assets and had no effect on reported assets, net interest income, or net income. Prior to this change, the net interest margins for the three months ended June 30, September 30, and December 31, 2009, were reported as 0.77%, 0.81% and 0.80%, respectively.
4     On July 29, 2010, the Bank's Board of Directors declared a cash dividend for the second quarter of 2010 at an annualized dividend rate of 0.44%. The Bank will record and pay the second quarter dividend during the third quarter of 2010. On April 29, 2010, the Bank's Board of Directors declared a cash dividend for the first quarter of 2010 at an annualized dividend rate of 0.26%. The Bank recorded and paid the first quarter dividend during the second quarter of 2010. On February 22, 2010, the Bank's Board of Directors declared a cash dividend for the fourth quarter of 2009 at an annualized dividend rate of 0.27%. The Bank recorded and paid the fourth quarter dividend during the first quarter of 2010. On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank recorded and paid the second quarter dividend during the third quarter of 2009.
5     This ratio is calculated as dividends per share divided by net income per share.
6     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "expects," and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com